Exhibit 99-1

Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

Astec Industries Reports Fourth Quarter and Full Year 2018 Results
Net Sales for 2018 of $1.172 Billion; Adjusted Net Sales for 2018 of $1.246 Billion
Grew 5.9% Over 2017
Loss Per Share for 2018 of $2.64; Adjusted Earnings Per Share for 2018 of $2.92
Increased 17.3% Over 2017
Company Exits Wood Pellet Plant Business

CHATTANOOGA, Tenn. – March 1, 2019 – Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and year ended December 31, 2018.
Net sales for the fourth quarter of 2018 were $317.0 million compared to $312.4 million for the fourth quarter of 2017, a 1.5% increase. Domestic sales increased 1.1% to $248.2 million for the fourth quarter of 2018 from $245.4 million for the fourth quarter of 2017. International sales were $68.8 million for the fourth quarter of 2018 compared to $67.0 million for the fourth quarter of 2017, an increase of 2.8%.
Losses for the fourth quarter of 2018 were $47.0 million, for a loss of $2.08 per share, which includes the charges described below, compared to earnings of $10.9 million, or $0.47 per share, for the fourth quarter of 2017, which includes a $1.1 million income tax benefit from U.S. Tax Reform legislation.
Net sales for 2018 were $1.172 billion compared to $1.185 billion for 2017, a 1.1% decrease. Domestic sales decreased 1.8% to $915.8 million for 2018 from $932.3 million for 2017. International sales were $255.8 million for 2018 compared to $252.4 million for 2017, an increase of 1.3%.
Losses for 2018 were $60.4 million, for a loss of $2.64 per diluted share, which includes the charges described below, compared to earnings of $37.8 million, or $1.63 per diluted share, for 2017, which includes the aforementioned income tax benefit.
In the fourth quarter of 2018, the Company recorded charges totaling $90.6 million resulting from a write-off related to the Hazlehurst wood pellet plant, an inventory valuation adjustment, the exit of a subsidiary business in Germany and an impairment of goodwill. The following financial information for the fourth quarters and full years ended December 31, 2018 and 2017 excludes all of the impact of wood pellet plant activity, as well as the other fourth quarter 2018 charges, on the Company’s results during those periods:
Net sales for the fourth quarter of 2018 were $317.0 million compared to $306.8 million for the fourth quarter of 2017, a 3.3% increase. Domestic sales increased 3.5% to $248.2 million for the fourth quarter of 2018 from $239.8 million for the same period of 2017.

Net income for the fourth quarter of 2018 was $14.0 million or $0.61 per diluted share, compared to net income of $13.2 million or $0.57 per diluted share for the same period of 2017, an increase in earnings per share of 7.0%.
Net sales for 2018 were $1.246 billion compared to $1.177 billion for 2017, an increase of 5.9%. Domestic sales increased 7.2% to $990.6 million for 2018 from $924.3 million for 2017.
Net income for 2018 was $67.3 million or $2.92 per diluted share, compared to net income of $57.7 million or $2.49 per diluted share for the same period in 2017, an increase in earnings per share of 17.4%.
Commenting on the quarterly and full year results, Richard J. Dorris, Interim Chief Executive Officer, stated, “We are pleased with the 17.4% growth in adjusted earnings for the full year. Our core businesses remain strong and we continue to gain positive momentum. While results in our Infrastructure Group for the fourth quarter and year reflect our decision to exit the wood pellet plant business and a decrease in international sales, we are optimistic about opportunities for this segment in the coming year. We saw a good mix of activity across commercial and private construction driving performance in our Aggregate and Mining Group both domestically and internationally for the year, while 2018 sales growth in our Energy Group was driven by improved domestic sales. While we remain focused on execution in our individual segments, we continue to make progress in our strategic sourcing initiative and anticipate it will yield positive results in our procurement operations once it is completed in the second quarter. We are also working to identify further manufacturing cost optimization opportunities and look forward to providing more details as we move forward with these projects.”

Mr. Dorris continued, “During the past year, Astec’s Board and management team have taken decisive steps to improve the Company’s financial performance and ensure capital is directed to the areas that we believe will drive the greatest value for all shareholders. We made decisions to exit the wood pellet plant business, recording a write-off of our Hazlehurst plant in the fourth quarter, and discontinued operations at our underperforming subsidiary in Germany. While these actions resulted in one-time charges being recognized in the fourth quarter, we are confident these actions have strengthened our business for the future. We remain focused on executing our strategy and growing our leadership position in the manufacturing of equipment for the infrastructure, aggregate, mining and energy industries.”
The Company’s backlog at December 31, 2018 was $345.0 million compared to $411.5 million at December 31, 2017, a decrease of $66.5 million or 16.2%. Domestic backlog decreased 22.4% to $260.7 million at December 31, 2018 from $335.9 million at December 31, 2017, reflecting a $60.2 million reduction in pellet plant related backlog. International backlog increased 11.5% to $84.2 million at December 31, 2018 from $75.6 million at December 31, 2017. Excluding pellet plant backlogs, the Company’s December 31, 2018 backlog decreased $6.3 million, or 1.5%, compared to December 31, 2017.
Consolidated financial information for the fourth quarter and year ended December 31, 2018 and additional information related to segment revenues and profits are attached as addenda to this press release.

The Company identified certain material weaknesses in its internal control over financial reporting.  As a result, the Company needs additional time to complete the compilation of information and finalization of its assessment of the effectiveness of internal control over financial reporting for its consolidated financial statements and related disclosures to be filed as part of the 2018 Form 10-K.  The Company will file a Form 12b-25 with the Securities and Exchange Commission in order to extend the due date of its 2018 Annual Report on Form 10-K for 15 days, as permitted by Rule 12b-25 under the Securities Exchange Act.

Investor Conference Call and Web Simulcast
Astec will conduct a conference call today at 10:00 A.M Eastern Time to review its fourth quarter and full year results as well as current business conditions. The number to call for this interactive teleconference is (866) 682-6100. International callers should dial (862) 298-0702.
The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec’s conference call will be available online at the Company’s website: www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.
A replay of the conference call will be available through midnight on Friday, March 15, 2019 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #43156. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.
Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels and water drilling equipment (Energy Group).
The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from (i) the introduction of new asphalt plant models, (ii) international demand, (iii) manufacturing cost optimization, (iv) its backlog activity, and (v) the Company’s strategic sourcing initiatives. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2017.

For Additional Information Contact:

David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
Or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec-18	Dec-18
	2018	2017
Assets
Current assets
Cash and cash equivalents	$25,821	$62,280
Investments	1,946	1,624
Receivables, net	133,979	119,952
Inventories	355,944	391,379
Prepaid expenses and other	43,301	27,734
Total current assets	560,991	602,969
Property and equipment, net	192,448	190,396
Other assets	102,018	96,214
Total assets	$855,457	$889,579
Liabilities and equity
Current liabilities
Accounts payable - trade	$70,614	$60,417
Other current liabilities	118,617	118,729
Total current liabilities	189,231	179,146
Long-term debt, less current maturities	59,709	1,575
Non-current liabilities	21,227	22,093
Total equity	585,290	686,765
Total liabilities and equity	$855,457	$889,579

Astec Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2018	2017	2018	2017
Net sales	$317,005	$312,375	$1,171,599	$1,184,739
Cost of sales	318,636	249,625	1,035,833	941,610
Gross profit (loss)	(1,631)	62,750	135,766	243,129
Selling, general, administrative & engineering expenses	54,732	44,756	209,127	187,592
Restructuring and asset impairment charges	13,060	-	13,060	-
Income (loss) from operations	(69,423)	17,994	(86,421)	55,537
Interest expense	(557)	(202)	(1,045)	(840)
Other	11	702	1,783	2,725
Income (loss) before income taxes	(69,969)	18,494	(85,683)	57,422
Income taxes	(22,932)	7,572	(25,234)	19,627
Net income (loss) attributable to controlling interest	$(47,037)	$10,922	$(60,449)	$37,795

Earnings (loss) per Common Share
Net income (loss) attributable to controlling interest
Basic	$(2.08)	$0.47	$(2.64)	$1.64
Diluted	$(2.08)	$0.47	$(2.64)	$1.63

Weighted average common shares outstanding
Basic	22,582	23,033	22,902	23,025
Diluted	22,582	23,194	22,902	23,184

Astec Industries, Inc.
Segment Revenues and Profits (Losses)
For the three months ended December 31, 2018 and 2017
(in thousands)
(unaudited
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2018 Revenues	124,930	116,064	76,011	-	317,005
2017 Revenues	146,666	96,515	69,194	-	312,375
Change $	(21,736)	19,549	6,817	-	4,630
Change %	(14.8%)	20.3%	9.9%	-	1.5%

2018 Gross Profit (Loss)	(41,462)	30,347	9,375	109	(1,631)
2018 Gross Profit (Loss) %	(33.2%)	26.1%	12.3%	-	(0.5%)
2017 Gross Profit	26,632	19,140	16,601	377	62,750
2017 Gross Profit %	18.2%	19.8%	24.0%	-	20.1%
Change	(68,094)	11,207	(7,226)	(268)	(64,381)

2018 Profit (Loss)	(69,833)	10,796	(13,336)	22,015	(50,358)
2017 Profit (Loss)	11,096	6,388	5,864	(13,297)	10,051
Change $	(80,929)	4,408	(19,200)	35,312	(60,409)
Change %	(729.4%)	69.0%	(327.4%)	265.6%	(601.0%)

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

		Three months ended December 31
		2018	2017	Change $
Total profit (loss) for all segments		$(50,358)	$10,051	$(60,409)
Recapture of intersegment profit		3,263	803	2,460
Net loss attributable to non-controlling interest		58	68	(10)
Net income (loss) attributable to controlling interest		$(47,037)	$10,922	$(57,959)

Astec Industries, Inc.
Segment Revenues and Profits (Losses)
For the twelve months ended December 31, 2018 and 2017
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2018 Revenues	442,289	453,164	276,146	-	1,171,599
2017 Revenues	553,691	403,720	227,328	-	1,184,739
Change $	(111,402)	49,444	48,818	-	(13,140)
Change %	(20.1%)	12.2%	21.5%	-	(1.1%)

2018 Gross Profit (Loss)	(37,357)	112,972	59,751	400	135,766
2018 Gross Profit (Loss) %	(8.4%)	24.9%	21.6%	-	11.6%
2017 Gross Profit	93,027	93,792	55,774	536	243,129
2017 Gross Profit %	16.8%	23.2%	24.5%	-	20.5%
Change	(130,384)	19,180	3,977	(136)	(107,363)

2018 Profit (Loss)	(112,954)	45,464	3,070	1,586	(62,834)
2017 Profit (Loss)	26,641	35,748	16,219	(40,963)	37,645
Change $	(139,595)	9,716	(13,149)	42,549	(100,479)
Change %	(524.0%)	27.2%	(81.1%)	103.9%	(266.9%)

Segment revenues are reported net of intersegment revenues. Segment gross profit (loss) is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

		Twelve months ended December 31
		2018	2017	Change $
Total profit (loss) for all segments		$(62,834)	$37,645	$(100,479)
Recapture (elimination) of intersegment profit		2,090	(55)	2,145
Net loss attributable to non-controlling interest		295	205	90
Net income (loss) attributable to controlling interest		$(60,449)	$37,795	$(98,244)

Astec Industries, Inc.
Backlog by Segment
December 31, 2018 and 2017
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2018 Backlog	149,437	130,691	64,834	344,962
2017 Backlog	239,495	116,987	54,987	411,469
Change $	(90,058)	13,704	9,847	(66,507)
Change %	(37.6%)	11.7%	17.9%	(16.2%)

GLOSSARY
In its earnings release, Astec refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Nonetheless, this non-GAAP information can be useful in understanding the Company’s operating results and the performance of its core businesses.

The amounts described below are unaudited, reported in thousands of U.S. dollars (except share data), and as of or for the periods indicated.

Q4 2018	As Reported (GAAP)	Pellet Plant Impairment	Inventory Valuation Provision	German Subsidiary Liquidation	Goodwill Impairment	As Adjusted (Non-GAAP)
Net Sales	317,005	-	-	-	-	317,005
Domestic Sales	248,183	-	-	-	-	248,183
GM	(1,631)	(65,706)	(10,763)	(1,106)	-	75,944
GM%	-0.5%	-	-	-	-	24.0%
Op Income	(69,423)	(65,706)	(10,763)	(2,976)	(11,190)	21,212
Income Tax (Benefit) Expense (1)	(22,932)	(20,486)	(2,826)	(3,557)	(2,759)	6,696
Net (Loss) Income	(47,037)	(45,220)	(7,937)	581	(8,431)	13,970
EPS	(2.08)	(2.00)	(0.35)	0.03	(0.37)	0.61

FYE 2018
Net Sales	1,171,599	(74,778)	-	-	-	1,246,377
Domestic Sales	915,814	(74,778)	-	-	-	990,592
GM	135,766	(149,317)	(10,763)	(1,106)	-	296,952
GM%	11.6%	-	-	-	-	23.8%
Op Income	(86,421)	(149,317)	(10,763)	(2,976)	(11,190)	87,825
Income Tax (Benefit) Expense (1)	(25,234)	(37,360)	(2,826)	(3,557)	(2,759)	21,268
Net (Loss) Income	(60,449)	(111,957)	(7,937)	581	(8,431)	67,295
EPS	(2.64)	(4.89)	(0.35)	0.03	(0.37)	2.92

(1) Tax effect on adjustments is calculated using the applicable jurisdictional blended tax rate.

Q4 2017	As Reported (GAAP)	Pellet Plant Impairment	As Adjusted (Non-GAAP)
Net Sales	312,375	5,617	306,758
Domestic Sales	245,412	5,617	239,795
GM	62,750	(3,452)	66,202
GM%	20.1%	(61.5%)	21.6%
Op Income	17,994	(3,452)	21,446
Income Tax (Benefit) Expense (1)	7,572	(1,216)	8,788
Net (Loss) Income	10,923	(2,236)	13,159
EPS	0.47	(0.10)	0.57

FYE 2017
Net Sales	1,184,739	7,987	1,176,752
Domestic Sales	932,294	7,987	924,307
GM	243,129	(30,550)	273,679
GM%	20.5%	(382.5%)	23.3%
Op Income	55,537	(30,550)	86,087
Income Tax (Benefit) Expense (1)	19,627	(10,644)	30,271
Net (Loss) Income	37,795	(19,906)	57,701
EPS	1.63	(0.86)	2.49

(1) Tax effect on adjustments is calculated using the applicable jurisdictional blended tax rate.